UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

SEZZLE INC.
(Name of Registrant as Specified in Its Charter)

Not applicable.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2024

Sezzle Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41781	81-0971660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Nicollet Mall
Suite 640
Minneapolis, MN 55402
(Address of principal executive offices, including zip code)

+1 (651) 240 6001
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.00001 per share	SEZL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)    On July 18, 2024 and July 20, 2024 respectively, Michael Cutter and Paul Alan Lahiff resigned as directors of Sezzle Inc. (the “Company”) effective immediately, and declined to stand for reelection at the Company’s 2024 Annual Meeting of Stockholders. Mr. Cutter and Mr. Lahiff resigned to focus on other professional commitments and did not resign as a result of any matter related to the Company’s operations, policies or practices.

(d)    Also on July 18, 2024, the Company appointed Stephen F. East and Kyle M. Brehm to the Board of Directors of the Company (the “Board”), effective immediately, to fill two vacancies of the Board. Mr. East and Mr. Brehm will serve as non-employee directors with terms expiring at the Company’s Annual Meeting of Stockholders.

The Board has determined that Mr. East qualifies as an “independent” director and has the necessary financial sophistication in accordance with the listing requirements of NASDAQ. Mr. East has been appointed as Chairperson of the Board’s Compensation Committee, Chairperson of the Nominating and Corporate Governance Committee, and the Chairperson of the Audit and Risk Committee.

Mr. East, 60, is a member of the board of directors of Toll Brothers, Inc. since March 2020, is the chairperson of the board’s public debt and equity securities committee, a member of the audit & risk committee, and a member of the executive compensation committee. Mr. East also has been a member of the board of directors of Viven Education, LLC since November 2021. Prior to his retirement in July 2019, Mr. East was managing director and senior consumer analyst of Wells Fargo Bank, N.A. Mr. East has a Bachelor of Sciences in Finance from Arkansas State University and an MBA from the University of Missouri. Mr. East is a Chartered Financial Analyst.

Mr. East will receive the standard compensation package payable to non-employee directors of the Board. Mr. East will be paid an annual retainer of $60,000 for services as a member of the Board and $30,000 for his services as chairperson of each committee. In addition, Mr. East was granted a non-employee director grant of 500 restricted stock units having a cumulative value on the grant date of approximately $42,165, which is prorated from the value of the annual restricted stock unit awards granted to non-employee directors for fiscal year 2024. The awards will vest over approximately 3.7 years, with 125 restricted stock units vesting on April 1, 2025 and 31 units vesting on a quarterly basis thereafter, subject to his continued service on the Board.

The Board has determined that Mr. Brehm qualifies as an “independent” director and has the necessary financial experience in accordance with the listing requirements of NASDAQ. Mr. Brehm has been appointed as a member of the Board’s Compensation Committee, Nominating and Corporate Governance Committee, and Audit and Risk Committee.

Mr. Brehm, 40, has been an officer and tax attorney at the law firm of Fredrikson & Byron P.A. since November 2019. Prior to this, Mr. Brehm was a director at PricewaterhouseCoopers LLP and was a member of the board of directors and treasurer of eQuality-Pathways to Potential, a non-profit organization organized in Minneapolis, MN, from 2012 until 2022. Mr. Brehm has a Bachelor of Arts from St. John’s University, a Juris Doctor (JD) degree from University of Minnesota Law School and an MBA from the University of Minnesota-Carlson School of Management.

Mr. Brehm will receive the standard compensation package payable to non-employee directors of the Board. Mr. Brehm will be paid an annual retainer of $60,000 for services as a member of the Board and $15,000 for his services as a member of each committee. In addition, Mr. Brehm was granted a non-employee director grant of 500 restricted stock units having a cumulative value on the grant date of approximately $42,165, which is prorated from the value of the annual restricted stock unit awards granted to non-employee directors for fiscal year 2024. The awards will vest over approximately 3.7 years, with 125 restricted stock units vesting on April 1, 2025 and 31 units vesting on a quarterly basis thereafter, subject to his continued service on the Board.

Mr. East and Mr. Brehm also have entered into the Company’s standard form of directors’ indemnification agreement, pursuant to which the Company agrees to indemnify its directors and advance certain expenses related thereto to the fullest extent permitted by applicable law in connection with their director services, subject to certain terms and conditions as described in the indemnification agreement.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEZZLE INC.

Dated: July 22, 2024	By:	/s/ Charles Youakim
Charles Youakim
Chief Executive Officer